UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                                  MIH Limited

-------------------------------------------------------------------------------
                               (Name of Issuer)


                    Class A Ordinary Shares (no par value)
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   G6116R10

                 --------------------------------------------
                                (CUSIP Number)


                               December 31, 1999

-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)



                              Page 1 of 10 pages

-----------------------
  CUSIP NO.  G6116R10                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH (BVI) Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,787,319*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,787,319*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,787,319*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         57.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,787,319 Class B Ordinary Shares of MIH Limited.

         ** Based on 53,251,775 Class A Ordinary Shares of MIH Limited outstanding (assuming conversion of 30,787,319 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of January 31, 2000.


                              Page 2 of 10 pages

-----------------------
  CUSIP NO.  G6116R10                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH Holdings Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,787,319*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,787,319*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,787,319*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         57.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,787,319 Class B Ordinary Shares of MIH Limited beneficially owned by MIH (BVI) Limited, a wholly owned subsidiary of MIH Holdings Limited.

         ** Based on 53,251,775 Class A Ordinary Shares of MIH Limited outstanding (assuming conversion of 30,787,319 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of January 31, 2000.


                              Page 3 of 10 pages

-----------------------
  CUSIP NO.  G6116R10                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH Investments (Proprietary) Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,787,319*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,787,319*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,787,319*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         57.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,787,319 Class B Ordinary Shares of MIH Limited beneficially owned by MIH (BVI) Limited, an indirect subsidiary of MIH Investments (Proprietary) Limited.

         ** Based on 53,251,775 Class A Ordinary Shares of MIH Limited outstanding (assuming conversion of 30,787,319 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of January 31, 2000.


                              Page 4 of 10 pages

-----------------------
  CUSIP NO.  G6116R10             13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Naspers Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,787,319*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,787,319*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,787,319*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         57.8%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

         * Represents shares issuable upon conversion of 30,787,319 Class B Ordinary Shares of MIH Limited beneficially owned by MIH (BVI) Limited, an indirect subsidiary of Naspers Limited.

         ** Based on 53,251,775 Class A Ordinary Shares of MIH Limited outstanding (assuming conversion of 30,787,319 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of January 31, 2000.


                              Page 5 of 10 pages

Item 1(a).                 Name of Issuer:

                           MIH Limited

Item 1(b).                 Address of Issuer's Principal Executive Offices:

                           Jupiterstraat 13-15
                           2132 HC Hoofddorp
                           The Netherlands

Item 2(a).                 Name of Persons Filing:

                           MIH (BVI) Limited
                           MIH Holdings Limited
                           MIH Investments (Proprietary) Limited
                           Naspers Limited

Item 2(b).                 Address of Principal Business Office or, if none,
                           Residence:

                           MIH (BVI) Limited
                           c/o Benfid Verwaltungs AG
                           PO Box 4146 Baarerstrasse 19
                           CH - 6304 Zug
                           Switzerland

                           MIH Holdings Limited
                           251 Oak Avenue
                           Randburg
                           2194
                           South Africa

                           MIH Investments (Proprietary) Limited
                           251 Oak Avenue
                           Randburg
                           2194
                           South Africa

                           Naspers Limited
                           40 Heerengracht
                           Cape Town
                           8001
                           South Africa

Item 2(c).                 Citizenship:

                           MIH (BVI) Limited - British Virgin Islands
                           MIH Holdings Limited - South Africa
                           MIH Investments (Proprietary) Limited - South Africa Naspers Limited - South Africa

Item 2(d).                 Title of Class of Securities:

                           Class A Ordinary Shares, no par value

Item 2(e).                 CUSIP Number:

                           G6116R10

Item 3. Not applicable. This Schedule 13G is filed pursuant to Rule 13d-1(d).

Item 4.                    Ownership.

                  (a).     Amount beneficially owned:

                           See the responses to Item 9 on the attached cover pages.

                  (b).     Percent of Class:

                           See the responses to Item 11 on the attached cover pages.


                              Page 6 of 10 pages

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the responses to Item 5 on the attached cover pages.

                   (ii). Shared power to vote or to direct the vote: See the responses to Item 6 on the attached cover pages.

                   (iii). Sole power to dispose or to direct the disposition of: See the responses to Item 7 on the attached cover pages.

                   (iv). Shared power to dispose or to direct the disposition of: See the responses to Item 8 on the attached cover pages.


Item 5.            Ownership of Five Percent or Less of a Class.

                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.

                             Not Applicable

Item 9.            Notice of Dissolution of Group.

                             Not Applicable

Item 10.           Certification.

                             Not Applicable

                                  SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000



                                            MIH (BVI) LIMITED

                                                by

                                                     /s/ Securitas Services Ltd.
                                                     --------------------------
                                                     Name: Hans Schibli
                                                     Title: Director

                                            MIH HOLDINGS LIMITED

                                                by

                                                     /s/ Jacobus D.T. Stofberg
                                                     --------------------------
                                                     Name: Jacobus D.T. Stofberg
                                                     Title: Director


                              Page 7 of 10 pages

                                            MIH INVESTMENTS (PROPRIETARY)
                                            LIMITED

                                                by

                                                     /s/ Jacobus P. Bekker
                                                     --------------------------
                                                     Name: Jacobus P. Bekker
                                                     Title: Director

                                            NASPERS LIMITED

                                                by

                                                     /s/ Jacobus P. Bekker
                                                     --------------------------
                                                     Name: Jacobus P. Bekker
                                                     Title: Director



                              Page 8 of 10 pages

                               INDEX TO EXHIBITS

Exhibit No.        Exhibit
-----------        -------

  99.1 Joint Filing Agreement, dated February 14, 2000, among MIH (BVI) Limited, MIH Holdings Limited, MIH Investments (Proprietary) Limited and Naspers Limited.


                              Page 9 of 10 pages

                                                                EXHIBIT (99.1)


                            JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Ordinary Shares, no par value, of MIH Limited and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 14, 2000



                                            MIH (BVI) LIMITED

                                                by

                                                     /s/ Securitas Services Ltd.
                                                     --------------------------
                                                     Name: Hans Schibli
                                                     Title: Director

                                            MIH HOLDINGS LIMITED

                                               by

                                                     /s/ Jacobus D.T. Stofberg
                                                     --------------------------
                                                     Name: Jacobus D.T. Stofberg
                                                     Title: Director


                                            MIH INVESTMENTS (PROPRIETARY)
                                            LIMITED

                                                by

                                                     /s/ Jacobus P. Bekker
                                                     --------------------------
                                                     Name: Jacobus P. Bekker
                                                     Title: Director


                                            NASPERS LIMITED

                                               by

                                                     /s/ Jacobus P. Bekker
                                                     --------------------------
                                                     Name: Jacobus P. Bekker
                                                     Title: Director


                              Page 10 of 10 pages